UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2006
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
      As previously announced, the Company modified its definition of Adjusted Earnings (as defined in our Form 10-Q for the quarter ended June 30, 2006) to exclude the “Adjustment for Income Taxes” as previously included in that definition. In considering this change, the Company presented a revised reconciliation of reported net income to Adjusted Earnings for the year ended December 31, 2005 and the six months ended June 20, 2006 at its Annual Investor Conference on September 27, 2006 (the “Investor Conference”). Attached hereto as Exhibit 99.1 and incorporated by reference herein are selected slides presented at the Investor Conference that reconcile our reported net income for the year ended December 31, 2005 and the six months ended June 30, 2006 to our Adjusted Earnings, as modified.
     Adjusted Earnings is an alternative measure of our operating performance that serves as a supplement to net income and earnings per share because it facilitates evaluation of the company without the effects of certain adjustments in accordance with U.S. generally accepted accounting principles (“GAAP”) that may not necessarily be indicative of current operating performance.
     As a result of this modification, we now define Adjusted Earnings as net income, as determined in accordance with GAAP, adjusted for certain non-cash items, including real estate depreciation, amortization of deferred financing fees, non-cash equity compensation, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net unrealized gains and losses on investments, provision for loan losses, charge offs, recoveries, nonrecurring items and the cumulative effect of changes in accounting principles. We no longer include an adjustment for income taxes in our definition of Adjusted Earnings as no additional tax liability is created based on the adjustments made in Adjusted Earnings.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
          See Index to Exhibits attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2006	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Selected slides from the Annual Investor Conference presentation